OXIR INVESTMENTS, INC.
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 29th day of June, 1998, by and between Oxir Investments, Inc., a California corporation doing business in the State of Nevada and having its principal place of business at 3980 Howard Hughes Pkwy. #340, Las Vegas, Nevada 89109
(hereinafter the "Company"), and Vassili Oxenuk, an individual (hereinafter "Employee").

         1. Employment. In consideration of the mutual covenants and conditions herein contained, the Company agrees to employ Employee and Employee agrees to be so employed in the capacity of President and Chief Executive Officer and to faithfully perform the duties assigned to him to the best of his ability, devote his full and undivided time to the transaction of the Company's business and abide by the terms and conditions set forth herein.

         2. Term of Employment. Employment under this Agreement shall commence on the date hereof and shall continue for a period of five (5) years unless sooner terminated as provided herein.

         3. Scope of Employment. Employee shall at all times discharge his duties to the furtherance of the business of the Company and to perform faithfully to the best of his ability all assignments of work given to him by the Company. Employee's duties shall consist of the following:

         (a) Hold the executive offices of President and Chief Executive Officer of the Company and assume all responsibilities normally associated with such offices and as set forth in the Company's by-laws.

         (b) To act on behalf of the Company with its ordinary business and related transactions and to have the power and authority to bind the Company in all proper business transactions involving the Company.

         4. Compensation. All compensation below shall be in addition to any and all applicable sales commissions and bonuses in accordance with the standard payroll policies and practices of the Company and as otherwise set forth herein or as hereinafter established by the Company:

         (a) Initial Salary. Commencing the date hereof and through the term of employment set forth in paragraph 2 above, the Company agrees to pay Employee as compensation for his services the base salary of $120,000 per annum, payable in equal semi-monthly installments. The Company agrees to consider the salary increase upon accumulation of greater assets.

         (b) Incentive Bonus Plan. As further compensation, the Company agrees to compensate the Employee yearly in such amounts and under such terms as set forth below:

-------------------------------- ----------------------------------------------------------------------------
      20 % of book value         With book value less than 10 million dollars
-------------------------------- ----------------------------------------------------------------------------
      15 % of book value         With book value more than 10 million dollars, less than 50 million dollars
-------------------------------- ----------------------------------------------------------------------------
      10 % of book value         With book value more than 50 million dollars, less than 200 million dollars
-------------------------------- ----------------------------------------------------------------------------
       5 % of book value         With book value more than 200 million dollars
-------------------------------- ----------------------------------------------------------------------------

         The payment will be performed on a quarterly basis in the form of the Company stock, based on the stock closing price on the last day of the Quarter. The Employee has the option of taking the dollar equivalent of the compensation.

         (c) Severance. In the event the Company is acquired by another person or entity, merged or liquidated whereby the current management and/or shareholders of the Company are no longer in control, the Company will negotiate its compensation.

         (d) Other Incentive Programs. Employee shall be eligible to participate in any incentive performance program instituted by the Company to the full extent permitted to all other employees of the Company

         5.       Other Benefits.

         (a) General. In addition to the salary and bonuses provided in paragraph 4 above, Employee shall be entitled to receive such other benefits as are generally available to other employees of the Company, including but not limited to a major medical hospitalization policy and a disability.

         (b) Expense Reimbursement. Employee may incur expenses while performing duties for the Company under the terms of this Agreement, including expenses for travel, entertainment and similar items. The Company agrees to reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of the Company, upon submission by Employee of an expense report with such substantiating vouchers as the Company may require.

         (c) Vacation.  Employee shall be entitled to an annual  vacation of six
         (6) weeks, at full pay and pursuant to the Company's employee policies regarding vacations during the term of this Agreement. Should Employee not use all of his vacation time in any one calendar year, the unused portion may not be carried forward into subsequent years.

         (d) Illness or Incapacity. Employee is entitled to absence because of illness or incapacity of no more than a total of four (4) weeks each year. . For purposes of this Agreement, "illness" is defined as absence from the work place. In case this absence is extended over the two day period, the doctors' care and attention, as well as confirmation is required. If Employee is unable to perform his duties because of illness or incapacity for more that a total of four (4) weeks in any single year, the compensation otherwise due Employee under this Agreement shall be reduced by fifty percent (50%) as of the start of the fifth week (on a cumulative basis) of such absence. Employee's full compensation will be reinstated when he returns to work and is able to discharge his duties. Notwithstanding anything to the contrary, the Company may terminate this Agreement at any time after the Employee is absent from his employment, for whatever cause, for a continuous period of more than three (3) months, and previous obligations of the Company shall thereupon terminate.

         (e) Life Insurance. Upon the execution of this Agreement, the Company agrees to purchase for Employee a term life insurance policy payable to the Employee or his designee as beneficiary in the amount of $1,000,000. In the event this Agreement is terminated or Employee leaves the employment of the Company for any reason, Employee will have the option of transferring ownership of the life insurance policy to a person or entity of Employee's choice and to a beneficiary of his choice. Thereafter, Employee will be responsible for all future premiums due on the life insurance policy.

         6.       Performance.

         (a) Confidential Information. Employee acknowledges that, in the course of his employment hereunder, he will become acquainted with confidential and proprietary information belonging to the Company. This information relates to the management, products and customers of the Company and includes all information disclosed to Employee or known, learned, created or observed as a consequence of his employment not generally known in the relevant trade about the Company's business activities, products, processes and services, including trade secrets, research and development programs, business plans, customer lists, potential customers lists, marketing and sales. Employee agrees that at any time during or after his employment he will not, without the prior written consent of the Company, directly or indirectly, disclose, furnish, publish, make accessible to others or make any use of such confidential information except as may be required in the course of his employment hereunder.

         (b) Protection of Company Property. All records, files, manuals, lists of customers, blanks, forms, materials, supplies, computer programs and other materials furnished to the Employee by the Company, used by him on its behalf, or generated or obtained by him during the course of his employment shall be and remain the property of the Company. Employee shall be deemed the bailee thereof for the use and benefit of the Company and shall safely keep and preserve such property, except as consumed in the normal business operations of the Company. Employee acknowledges that this property is confidential and is not readily accessible to the Company's competitors. Upon termination of employment hereunder, the Employee shall immediately deliver to the Company or its authorized representative all such property, including all copies, remaining in the Employee's possession or control.

         (c) Disclosure of Information. Employee agrees to promptly disclose to the Company all discoveries, marketing or research developments, techniques, know-how, and data, whether patentable or capable of being registered under similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of his employment resulting from tasks assigned to him by the Company, resulting in any way from his employment by the Company, related in any way to the business of the Company, or resulting from the use of premises owned, leased or contracted for by the Company.

         (d) Inventions. All inventions by Employee or to which he has an interest made during the term of this Agreement shall be the sole property of the Company and the Company shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee shall assign to the Company or to persons designated by the Company, any rights that Employee may have or may acquire in such inventions. Employee shall assist the Company in every proper manner, at the Company's expense, to obtain and from time to time enforce all patents, copyrights and other rights and protections relating to said inventions, and shall execute all necessary documents for use in applying for and obtaining such patents, copyrights, and other rights and protections.

         7. Employee Covenants. Employee hereby covenants and agrees as follows:

         (a) During the term of this Agreement Employee agrees that he will not own a material interest in, operate, join, control, participate in or be connected with as an officer, employee, agent, independent contractor, partner, controlling shareholder or principal of any corporation, partnership, proprietorship, firm, association, person or other entity producing, designing, providing, soliciting orders for selling, distributing or marketing products, goods, equipment and/or services which directly competes with the business of the Company.

         (b) For one (1) year following the termination of Employee's employment, if such termination is at the election of Employee or if Employee is terminated by the Company with cause (as defined in paragraph 8(b) below), Employee agrees not to undertake any employment or activity, or own, operate, manage, control or participate in any business entity or activity located within the United States, either directly or indirectly, which is directly or indirectly competitive with the Company's business or any of its affiliates wherein the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon Employee to reveal, to make judgments on or otherwise to use any confidential business information or trade secrets of the Company's business to which Employee had access by reason of the Company's business.

         (c) During the term of this Agreement and for one (1) year following termination of Employee's employment, if such termination is at the election of Employee or if Employee is terminated by the Company with cause (as defined in paragraph 8(b) below), Employee agrees not to divulge, furnish, publish or use for his personal benefit or for the direct or indirect benefit of any other person or business entity, other that the Company or any of its subsidiaries or affiliates, any confidential or proprietary information of the Company or any of its subsidiaries or affiliates, including, without limitation, any business methods, systems, customers, suppliers, procedures, techniques, research, knowledge or processes used or developed by the Company or any such subsidiary or affiliates.

         (d) During the period that Employee is employed by the Company and for one (1) year following his termination as an employee of the Company, if such termination is at the election of Employee or if Employee is terminated by the Company with cause (as defined in paragraph 8(b) below, Employee agrees that he will not directly, either for himself or for any other person, firm, corporation or entity whose products or primary business activities are in direct competition with the Company, divert or take away or attempt to divert or take away, call or solicit or attempt to call or solicit any of the Company's customers or patrons, including but not limited to those upon whom he called on or who he solicited or to whom he catered or with whom he became acquainted while engage with the Company in its business.

         (e) During the term of Employee's employment with the Company, Employee agrees that he will not undertake planning for or organization of, any business activity competitive with the Company's business or combine or conspire with other employees or representatives of the Company's business for the purpose of organizing any such competitive business activity whereby that activity has a financial remuneration impact for Employee.

         (f) During the period that Employee is employed by the Company and for one (1) year following his termination as an employee of the Company, Employee agrees that he will not, directly or indirectly or by action in concert with others, induce or influence, or seek to induce or influence, any person who is engaged as an employee, agent, independent contractor or otherwise by the Company, to terminate their employment or engagement with the Company.

         (g) The covenants of this paragraph 7 shall be construed as separate covenants covering their subject matter in each of the separate counties and states in which the Company may operate or transact business within the United States or in any foreign country, and, to the extent that any covenant shall be judicially unenforceable in any one or more of said counties, states or foreign countries, said covenant shall not be affected with respect to each other county, state or foreign country, and each covenant with respect to each county, state and foreign country shall be construed as sovereign and independent.

         8.       Termination of Employment.

         (a) Termination. The term of Employee's employment shall terminate upon the occurrence of any of the following: (i) Death of Employee; (ii) in the event any illness or accident renders Employee totally disabled, Company's obligations under this Agreement shall terminate three (3) months after the determination of total disability; (iii) termination of Employee's employment by the Company's Board of Directors for cause as defined in subparagraph (b) below; (iv) a merger, consolidation, or acquisition involving the Company in which the Company is not, in effect or in fact, the surviving entity, or the transfer of all or substantially all of the assets of the Company, or the voluntary or involuntary dissolution of the Company; (v) upon the date specified by Employee in a written notice to the Company of Employee's resignation provided that Employee shall specify a date not less than thirty (30) days from the date Employee submits to the Company the letter of resignation; (vi) thirty (30) days after the Company gives written notice of termination of Employee without cause; or (vii) upon the expiration of this Agreement unless otherwise extended in writing by the parties.

         (b)  Definition of Cause.  As used herein,  the term "cause" shall mean
         (i) Employee's willful breach or neglect of the duties and obligations required of him either expressly or implied by the terms of this Agreement; (ii) in the event Employee is convicted of or enters a plea of guilty or nolo contendere to an act of dishonesty, an act involving public ridicule or moral turpitude, or an act constituting a felony; or
         (iii) any other conduct on the part of Employee which would make his retention by the Company prejudicial to the Company's best interests in the judgment of a majority of the Board of Directors.

         (c) Termination - Nonexclusive Remedy. Termination of Employee's employment by the Company shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity or under this Agreement.

         (d) Compensation Upon Termination. If the Company should terminate Employee without cause during the term of this Agreement, the Company shall pay to Employee an amount equal to his total salary otherwise due under the balance of the five (5) year term of this Agreement.

         9.  Miscellaneous.

         (a) Non-Waiver. Failure on the part of either party to complain of any action or non-action, breach or default on the part of the other party, regardless of how long the same may continue, shall never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. It is further agreed to by the parties hereto that a waiver at any time of any provision hereof shall not be construed as a waiver at any subsequent time of the same or any other provision.

         (b) Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effective upon personal delivery or five
         (5) days after deposit in the United States Mail, by registered or certified mail, postage prepaid, duly addressed to the other party.

         (c) Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer expressly or by implication upon any other person, any rights or remedies under or by reason of this Agreement.

         (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed as an original and together, shall constitute one document.

         (e) Severability. The parties hereto agree and affirm that none of the provisions herein is dependent upon the validity of the provision, and if any part of this Agreement is deemed to be unenforceable, the remainder of the Agreement shall remain in full force and effect.

         (f) Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes any and all prior agreements between the parties hereto respecting Employee's employment.

         (g) Headings. Headings used herein are provided for the convenience of reference only and do not constitute a part of this Agreement.

         (h) Governing Law. This Agreement shall be governed by the laws of the State of Nevada. Any action to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction within the State of Nevada and in no other place.

         (i) Assignability. The rights and duties of Employee under this Agreement shall not be subject to alienation, assignment or transfer, whether voluntary or involuntary. The Company, however, may assign this Agreement to any entity that may succeed to the business and assets of the Company, and any such successor corporation may similarly assign this Agreement.

         (j) Costs and Expenses. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable expenses including payment of a reasonable attorneys' fee.

         (k) Amendment. This Agreement shall not be amended except by an instrument in writing and signed on behalf of each of the parties hereto. No amendment shall be made which substantially and adversely changes the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first written above.

                    "Company"                           "Employee"
               Oxir Investments, Inc.


Kirill Mendelson                                      Vassili Oxenuk
Director

Michael Smirnov
Director

Inna Batrakova
Director

                                                      May _____, 2000

United States Securities and Exchange Commission
450 5th Street, NW

Washington, DC 20549
Attn:    William C-L Friar

         Senior Financial Analyst

         Re:      Oxir Investments, Inc.
                  Amendment No. 2 to Form 10-SB
                  File No. 0-26377

Ladies and Gentlemen:

         We represent Oxir Investments, Inc. (the "Company"). The enclosed Amendment No. 2 to Form 10-SB, which has been filed electronically in accordance with Regulation S-T, has been revised in response to the January 7, 2000 correspondence from your staff to Vassili Oxenuk concerning the Company's Amendment No. 1 to Form 10-SB filed with the Commission on November 9, 1999 and to update the information described therein.

         Numbers utilized below correspond to those set forth in the comment letter and unless otherwise defined herein, capitalized terms and other terms used repeatedly throughout the Amendment shall have the same meaning as in the Form 10-SB.

Business Development

1. In November 1998 the Company merged with Oxir-Private in order to avail itself of Oxir-Private's contacts and opportunities in Russia. The disclosure regarding the merger has been clarified. See page 3.

2. The date of Oxir-Private's incorporation has been deleted from the Amendment.

3. References to Oxir Private, OFS, OIS, OIL and the Company have been revised throughout the Form 10-SB.

4. Comment complied with. See Part I, Item 1, "Description of Business - Equity Market Investing and Asset Management."

5. Comment complied with. See Part I, Item 1, "Description of Business - Equity Market Investing and Asset Management."

6. Comment complied with. See Part I, Item 1, "Description of Business - Equity Market Investing and Asset Management."

Equity Market Investing and Asset Management

7. More specific references have been provided throughout Part I, Item 1, "Description of Business."

8. Comment complied with. See Part I, Item 1, "Description of Business - Equity Market Investing and Asset Management."

9.       Comment complied with throughout the Form 10-SB.

Russian Real Estate Development Projects

10.               Details regarding the Project have been disclosed. See Part I,
                  Item 1, "Description of Business - Russian Real Estate Development Project." However, since the Project has not been completed, information such as the average cost per square meter is not yet available. The Company has disclosed the Company's total investment in the Project and its development of the Complex.

11. The total cost of the Project has not been determined because the Project is not completed. The Company made an investment of $3,261,706 in the Project. As a partial return on that investment, the Company was granted a portion of the Project by the developer. The Company has chosen to develop its portion of the Project into the Complex. These facts have been disclosed in the Amendment.

12. Comment complied with. See Part I, Item 1, "Description of Business - Russian Real Estate Development Project."

13. References to "more attractive prices" have been deleted from the Form 10-SB. Cost comparison between the cost of other similar apartment units and those of the Project has been provided.

14.               The  last  paragraph  has  been  deleted.   Risk  factors  are
                  described in Part I, Item 1, "Description of Business - Risk Factors."

Internet Solutions

15. Comment complied with. See Part I, Item 1, "Description of Business - Internet Solutions."

16.               Comment  complied  with. See Part I, Item 1,  "Description  of
                  Business  -  Internet   Solutions  -  Payment  for  Goods  and
                  Services."

17.               Comment  complied  with. See Part I, Item 1,  "Description  of
                  Business  -  Internet   Solutions  -  Delivery  of  Goods  and
                  Services."

18.               Comment  complied  with. See Part I, Item 1,  "Description  of
                  Business  -  Internet   Solutions  -  Delivery  of  Goods  and
                  Services."

19.               Information   regarding   the  opening  of  local   warehouses
                  internationally has been deleted.

20.               Credit card  payments  to the Company are  outlined in Part I,
                  Item 1, "Description of Business - Internet Solutions - Payment for Goods and Services."

21. The number of projected book offerings has been adjusted to 40,000. The price to be charged to customers is based upon the price that the Company receives from its suppliers, which will be adjusted from time to time. The Company intends to price its products competitively. See Part I, Item 1, "Description of Business - Internet Solutions - Delivery of Goods and Services."

22. Comment complied with. The Company's research and development budget is disclosed in Part I, Item I, "Description of Business - Research and Development." The Company's licensing arrangements are disclosed in Part I, Item I, "Description of Business - Patents, Trademarks and Licensing Agreements." None of the Company's license agreements are material.

23. The Company has contacted various providers in order to conclude that web-hosting services cost, on average, $25 to $30 per month. The Company intends to charge a fee of $15 to $95 per month to users of the virtual web-hosting services. This fee structure is based upon a price comparison of similar services from the most popular providers of web-site hosting. See Part I, Item 1, "Description of Business - Internet Solutions - Virtual Server."

24. Web-hosting services differ substantially from Internet stores, and the creation of mailing lists is not a primary goal of the Company. Under the "traditional approach," a client receives a standard set of services that allow the client to transfer previously prepared information to the Internet. The Company's approach is to allow the client to create its own web site which is maintained on the Company's server and to provide back-up power and support to a heavily used web site. The client may maintain an Internet store on its web site which is maintained and/or supported by the Company.


25. Reference to the Company's capability to upgrade the system as needed, be independent of the terms and conditions enforced by the licensed producers of the existing software and to sell the final product as shrink wrapped software has been deleted from the Amendment.

26.               Copies   of   the   relevant    publications    are   provided
                  supplementally. The Company is not relying upon data compiled by any market data analysis firm.

27. The paragraphs concerning Internet shopping statistics have been deleted. A statement regarding Internet shopping statistics is contained in Part I, Item 1, "Description of Business - Internet Solutions." A discussion of the Company's marketing efforts has been included.

28. Comment complied with. Copies of advertisements are provided supplementally. See Part I, Item 1, "Description of Business - Marketing - Television and Radio."

29. Descriptive terms such as "major business forum and trade show" have been deleted.

30. Comment complied with. See Part I, Item 1, "Description of Business - Competition."

31. Comment complied with. Aspects of Russian taxation have been addressed in a new section. See Part I, Item 1, "Description of Business - Competition - Doing Business in Russia."

32. Comment complied with. See Part I, Item 1, "Description of Business - Competition - Real Estate."

33. Comment complied with. The language regarding "the pitfalls typically experienced by start ups" has been deleted.

34. Comment complied with. See Part I, Item 1, "Description of Business - Competition - Internet."

35. Comment complied with. Information regarding the establishment of a "merchant account" has been deleted. Details regarding the Company's payment systems is contained in Part I, Item 1, "Description of Business - Internet Solutions - Payment for Goods and Services."

36. Comment complied with. See Part I, Item 1, "Description of Business - Competition - Internet."

37. Comment complied with. See Part I, Item 1, "Description of Business - Risk Factors."

38. Comment complied with. See Part I, Item 1, "Description of Business - Risk Factors."

39. Comment complied with. See Part I, Item 1, "Description of Business - Risk Factors."

40. Comment complied with. See Part I, Item 1, "Description of Business - Research and Development."

41.               Comment   complied  with.  See  Part  I,  Item  6,  "Executive
                  Compensation."

42.               Comment noted.

43.               Comment   complied   with.   See  Part  I,  Item  6,  "Certain
                  Relationships and Related Transactions."

44.               Comment   complied   with.   See  Part  I,  Item  7,  "Certain
                  Relationships and Related Transactions."

45.               Comment   complied   with.   See  Part  I,  Item  7,  "Certain
                  Relationships and Related Transactions."

46. Comment complied with. There has been no trading in, and there is no public market for, the Company's common stock. See Part II, Item 1, "Market Price of and Dividends on Registrant's Common Equity and Other Shareholder Matters."

47. The Company is not aware of any broker-dealers holding shares of the Company's common stock on behalf of stockholders. This information has been deleted.

48. Comment complied with. The Company's offerings were conducted pursuant to Rule 504 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. The Company has identified the class to whom the securities were sold. The Company did not distinguish between foreign and domestic investors. To the best knowledge of the Company, each investor was an accredited investor. Each investor was given a private placement memorandum, which included a comprehensive business plan and the Company's audited financial statements. A copy of these documents will be filed supplementally.

49.               [Accounting comment]

50. [Accounting comment] Comment complied with. The financial statements have been revised and updated.

51.               [Accounting comment]

52.               [Accounting comment]

53.               [Accounting comment]

54.               [Accounting comment]

         We believe the foregoing and the revised preliminary proxy materials fully responds to the staff's comments. If you have any further questions or comments please do not hesitate to call Kelly Matthews Gerber (202-861-1694) or me.

                                   Sincerely,

                                   Mario V. Mirabelli